Exhibit 99.2

NORWOOD FINANCIAL CORP.

NOTICE OF CHANGE OF LOCATION

OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 26, 2020

May 12, 2020

Dear Fellow Stockholder:

Due to the continuing public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our stockholders, employees, and our community, please note that the location of the Annual Meeting of Stockholders of Norwood Financial Corp. has been changed and will be held over the internet in a virtual meeting format only. You will not be able to attend the Annual Meeting in person.

Stockholders of record at the close of business on the record date of April 15, 2020, are eligible to vote at the meeting. The virtual meeting will be hosted at https://www.meetingcenter.io/258232153. The password for the meeting is NWFL2020. If you have previously voted, it is not necessary to vote at the meeting unless you wish to change your vote.

To login to and attend the meeting you have two options: join as a “Stockholder” or join as a “Guest.” Joining as a “Stockholder” will enable you to vote your shares at the meeting and ask questions. To join as a “Stockholder” you will be required to have some additional information.

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If you hold your shares through a broker, bank or other intermediary, and want to join the meeting as a “Stockholder” you must register in advance by 5:00 p.m. Eastern Standard Time on May 21, 2020. To do this, you must request a legal proxy. A legal proxy can be obtained by logging into the voting site listed on your Voter Instruction Form and clicking on “Vote in person at the meeting” or requesting one through your broker. Once received, you must send an email to legalproxy@computershare.com and include an image of a legal proxy in your name from the broker, bank or other nominee that holds your shares and your address. By completing this process, you will receive an annual meeting control number from our Virtual Meeting provider.

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If you hold shares through our transfer agent, Computershare, you do not need to preregister. The annual meeting control number will be listed in the gray bar on your proxy card or notice you previously received or in the email you received with your voting instructions.

Please note that the proxy card included with the proxy materials previously distributed will not be updated to reflect the change in location and may continue to be used to vote your shares in connection with the Annual Meeting.

On behalf of your Board of Directors, thank you for your cooperation and continued support.

Sincerely,

President and Chief Executive Officer